UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2024

Lyft, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38846	20-8809830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Berry Street, Suite 400

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(844) 250-2773

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	LYFT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 23, 2024, Lyft, Inc. (the “Company”) announced that Kristin Sverchek, the Company’s President, and the Company agreed to terms pursuant to which Ms. Sverchek will depart the Company as an employee effective August 20, 2024. Ms. Sverchek will serve as a nonemployee advisor to the Company through November 30, 2024. Ms. Sverchek’s departure is not the result of any dispute or disagreement with the Company, its board of directors, or its management, or any matter relating to the Company’s operations, policies or practices.

“Kristin helped pour the foundation the entire rideshare industry rests upon,” said David Risher, Lyft’s CEO. “As Lyft’s first General Counsel, then President of Business Affairs and, most recently, as our President, she shaped our company and our sector. We will be forever grateful and will continue cheering her on in her next ride beyond Lyft.”

The circumstances of Ms. Sverchek’s departure from the Company qualify her to receive severance benefits under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”). Ms. Sverchek’s severance benefits will include the enhanced severance provided under that certain letter agreement, dated April 26, 2023 with Ms. Sverchek (the “Letter Agreement”) entered into in connection with her appointment as the Company’s President. Ms. Sverchek will receive a cash payment of $650,000 (reflecting one year of base salary), 100% vesting of the unvested portion of the restricted stock units (“RSUs”) granted pursuant to the Letter Agreement, and a lump sum payment equal to the cost of 12 months of COBRA coverage, plus a cash payment of $487,500 (reflecting payment in an amount equal to the bonus payable under the Letter Agreement, but prorated to reflect Ms. Sverchek’s months of employment in 2024), with all such payments and benefits subject to execution of a release of claims in favor of the Company and other released parties, and complying with various post-employment obligations. The terms and conditions of the severance otherwise are consistent with the Severance Plan. Ms. Sverchek has agreed to provide transition services to the Company following her departure from August 20, 2024 through November 30, 2024, unless earlier terminated (the “Consulting Term”). In exchange for Ms. Sverchek’s services, she will receive a monthly cash retainer of $10,000 and her outstanding RSUs will continue to vest during the Consulting Term in accordance with the original vesting schedule, provided that she remains as a service provider to the Company. Payments to Ms. Sverchek under the advisor agreement potentially may be offset by compensation earned in any full-time employment outside the Company prior to the end of the Consulting Period.

The foregoing summaries of the transition arrangements with Ms. Sverchek are subject to, and qualified in their entirety by, the full text of such agreements, which will be filed as exhibits to a subsequent periodic report filed with the SEC.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective July 22, 2024, the Company amended and restated its Amended and Restated Bylaws (the “Amended Bylaws”) to make the President position a discretionary, not mandatory, officer position for the Company.

The foregoing description of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Exhibit Description

3.1	Amended and Restated Bylaws of Lyft, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYFT, INC.

Date: July 23, 2024	/s/ John David Risher
John David Risher
Chief Executive Officer